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                                  EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE

                                      Three Months Ended                  Six Months Ended
                                      ------------------                  ---------------
                                          June 30                             June 30
                                      ------------------                  ---------------
                                      1996        1995                   1996         1995
                                      ------------------                 -----------------
                                            (in thousands, except per share data)
Primary:
Net Income                     $      3,914   $   3,315                 $  8,073   $  6,653
                                    ========    =======                   =======    ======

Weighted average number of
   common shares outstanding         19,061      19,570                   19,110     19,501

Add:
Dilutive effect of outstanding
options,
   as determined by the application
   of the treasury stock method using
   the average market price of the
   Company's
   common stock                         966         503                      821        468
                                    --------    --------                  -------    ------

Weighted average number of
common and common equivalent
    shares                           20,027      20,074                   19,931     19,969
                                   ---------    --------                  -------   -------

Primary earnings per share     $        .20   $     .17                      .41        .33
                                   =========    ========                  =======   =======

Fully diluted:

Weighted average number of
common and common equivalent
   shares                            20,027      20,074                   19,931     19,969

Add:
Additional dilutive effect of
  outstanding  options,
  as determined by
  the application
  of the treasury stock
  method using the
  quarter end market price
  of the Company's common stock
                                          0          24                        0         60
                                   ---------    --------                  --------   ------

Weighted average number of common
  shares fully diluted               20,027      20,098                   19,931     20,029
                                   ---------    --------                  -------    ------

Fully diluted earnings per share *
                                $       .20    $     .17                     .41        .33
                                    ========     =======                 ========    ======


*Not presented in Financial Statements since dilutive effect is less than 3%.

**Prior year earnings per share and weighted average shares have been restated to reflect the June, 1996 2 for 1 stock dividend.


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